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                                                                    EXHIBIT 11.1

                           HMT TECHNOLOGY CORPORATION

          STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE (1)
                 (Dollars in thousands, except per share data)

                                                                     YEAR ENDED MARCH 31,
                                                               --------------------------------
                                                                 1996        1995        1994
                                                               --------     -------     -------
Primary and Fully Diluted:
Weighted average shares outstanding for the period...........    30,234      29,656      29,656
Common equivalent shares pursuant to Staff Accounting
  Bulletin No. 83............................................     4,990       5,166       5,166
                                                               --------     -------     -------
Shares used in computing per share amounts...................    35,224      34,822      34,822
                                                               ========     =======     =======
Net income (loss) available for common stockholders..........  $ 45,222     $(8,941)    $(17,325)
                                                               ========     =======     =======
Net income (loss) available for common stockholders per
  share......................................................  $   1.28     $ (0.26)    $ (0.50)
                                                               ========     =======     =======

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(1) Primary and fully diluted calculations are substantially the same.